Exhibit 10.2

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”), is made and entered into as of December 19, 2003, by and among HUGHES SUPPLY, INC., a Florida corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (collectively, the “Lenders”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Revolving Credit Agreement, dated as of March 26, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower; and

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are hereby acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:

1. Amendments.

(a) Section 1.1 of the Credit Agreement, “Definitions”, is hereby amended by replacing the definitions of Aggregate Subsidiary Threshold, Applicable Margin, Consolidated Net Income, Indebtedness, Material Adverse Effect, Material Indebtedness, Permitted Subordinated Debt, Revolving Commitment Termination Date, Subsidiary and Subsidiary Loan Party in their entirety with the following definitions:

“Aggregate Subsidiary Threshold” shall mean an amount equal to ninety-five percent (95%) of the total consolidated revenue or assets of the Borrower and its Subsidiaries (excluding any Securitization Subsidiaries) for the most recent Fiscal Quarter as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), as the case may be.

“Applicable Margin” shall mean, as of any date, with respect to all LIBOR Borrowings and the letter of credit fee, as the case may be, a percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the first day of the first Fiscal Quarter after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1 (c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level V as set forth on Schedule I until such time as such financial statements and certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, (a) the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending May 2, 2003 are required to be delivered shall be at Level III as set forth on Schedule I and (b) the Applicable Margin with respect to all outstanding and any new LIBOR Borrowings and the letter of credit fee, as the case may be, shall be equal to 2.25% per annum at all times after the Amendment No. 1 Closing Date and prior to the consummation of the Refinancing Equity Issuance.

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period (taken as a single accounting period) determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any items of gain or loss which were included in determining such Consolidated Net Income and were not realized in the ordinary course of business or the result of a sale of assets other than in the ordinary course of business and (ii) any income (or loss) of any Person accrued prior to the date such Person becomes a Subsidiary, or is merged into or consolidated with Borrower or any Subsidiary, on the date that such Person’s assets are acquired by the Borrower or any Subsidiary; provided, however, that the net income (or loss) of Century accrued prior to the Century Acquisition shall be included in Consolidated Net Income.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of Financial Letters of Credit, acceptances or similar extensions of credit, (vii) Hedging Obligations (viii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vii) above, (ix) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (x) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person (xi) Off-Balance Sheet Debt. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the Century Acquisition and the transactions contemplated thereby, (ii) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole, or Century and its Subsidiaries, taken as a whole, (iii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iv) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender and the Lenders under any of the Loan Documents or (v) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean the Private Placement Notes, the Senior Term Loan, the Senior Subordinated Term Loan and any refinancing of the Senior Term Loan or the Senior Subordinated Term Loan and any other Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations, of any one or all of the Loan Parties and their Subsidiaries, individually or in an aggregate principal amount exceeding $5,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Permitted Subordinated Debt” shall mean (i) the Senior Subordinated Term Loan, (ii) High Yield Securities (as defined in the Senior Term Loan Agreement) that include customary terms and conditions for such types of Indebtedness that are reasonably satisfactory to the Required Lenders and the Administrative Agent, as evidenced by the written approval of by the Administrative Agent and the Required Lenders, such approval not to be unreasonably withheld or delayed and

(iii) any other Indebtedness of the Borrower or any Subsidiary that is expressly subordinated to the Obligations and all guarantees thereof on terms and conditions satisfactory to the Administrative Agent and the Required Lenders in all respects including, without limitation, with respect to interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and subordination provisions, as evidenced by the written approval by the Administrative Agent and the Required Lenders.

“Revolving Commitment Termination Date” shall mean the earliest of (i) March 26, 2007, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.10, (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise) or (iv) the date that is 120 days prior to (a) the Maturity Date (as defined in the Senior Term Loan Documents, as amended, restated, supplemented or otherwise modified from time to time) or (b) the maturity date of any other Indebtedness that refinances the obligations under the Senior Term Loan Documents.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower. For the avoidance of doubt, references in this Agreement to Subsidiaries of the Borrower shall include those Subsidiaries that comprise the Century Acquisition.

“Subsidiary Loan Party” shall mean any Material Subsidiary and any other Subsidiary that guarantees the Obligations (including, without limitation, each Subsidiary that guarantees the obligations of the Borrower under the Senior Term Loan Documents).

(b) Section 1.1 of the Credit Agreement, “Definitions”, is hereby amended by inserting the following definitions in appropriate alphabetical order therein:

“2011 Notes” shall mean Borrower’s $98,000,000 7.96% Senior Notes due May 30, 2011.

“2012 Notes” shall mean, collectively, Borrower’s (i) $40,000,000 7.14% Senior Notes due May 30, 2012 and (ii) $40,000,000 7.19% Senior Notes due May 30, 2012.

“2013 Notes” shall mean the Borrower’s $50,000,000 6.74% Senior Notes due May 1, 2013.

“8.27% Notes” shall mean, collectively, Borrower’s (i) $28,000,000 8.27% Series B Senior Notes due November 30, 2005 and (ii) $103,000,000 8.42% Series C Senior Notes due 2007.

“Amendment No. 1 Closing Date” shall mean December 19, 2003.

“Century” shall mean Century Maintenance Supply, Inc., a Delaware corporation.

“Century Acquisition” shall mean the acquisition by the Borrower or a wholly owned Subsidiary of the Borrower of 100% of the issued and outstanding capital stock of Century.

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP and (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ending on such date to (ii) Consolidated Interest Expense for the four consecutive fiscal quarters of the Borrower ending on such date.

“Note Purchase Agreements” shall mean, collectively, (i) the purchase agreement, dated as of December 21, 2000, governing the 8.27% Notes, (ii) the purchase agreement, dated as of May 29, 1996, governing the 2011 Notes, (iii) the purchase agreement, dated as of August 28, 1997, governing the 2012 Notes and (iv) the purchase agreement, dated as of May 5, 1998, governing the 2013 Notes.

“Private Placement Notes” shall mean, collectively, the 8.27% Notes, the 2011 Notes, the 2012 Notes and the 2013 Notes.

“Pro Forma Basis” shall mean, with respect to any determination for any period, in connection with an acquisition, that such determination shall be made giving pro forma effect to each such acquisition as if such acquisition (and the incurrence or assumption of any Indebtedness in connection therewith) and any related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP.

“Refinancing Equity Issuance” shall mean the issuance of at least $180,000,000 of common stock of the Borrower, the proceeds of which are applied to repay the Senior Term Loan, the Senior Subordinated Term Loan or any Permitted Subordinated Debt issued to refinance the Senior Term Loan or the Senior Subordinated Term Loan.

“Senior Funded Debt” shall mean, as of any date of determination, (i) Consolidated Total Funded Debt as of such date minus (ii) the aggregate principal amount of all Permitted Subordinated Debt as of such date.

“Senior Funded Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Senior Funded Debt as of such date to (ii) Consolidated EBITDA, measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Senior Subordinated Term Loan” shall mean the Senior Term Loan on and after June 30, 2004, which shall be subordinate to the Obligations pursuant to Article XI of the Senior Term Loan Agreement.

“Senior Term Loan” shall mean the $250,000,000 term loan made to the Borrower on the Amendment No. 1 Closing Date pursuant to the Senior Term Loan Documents, which shall rank pari passu with the Obligations prior to June 30, 2004.

“Senior Term Loan Agreement” shall mean that certain Loan Agreement, dated as of the Amendment No. 1 Closing Date, by and among the Borrower, the lenders party thereto, and SunTrust Bank, in its capacity as administrative agent for such lenders.

“Senior Term Loan Documents” shall mean, collectively, the Senior Term Loan Agreement and all other agreements, certificates and other documents executed in connection therewith.

“Subordination Event” shall mean the conversion of the Senior Term Loan into the Senior Subordinated Term Loan on June 30, 2004 pursuant to the terms and conditions of the Senior Term Loan Documents.

“Total Funded Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Funded Debt as of such date to (ii) Consolidated EBITDA, measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

(c) Article I of the Credit Agreement is hereby amended by inserting the following Section 1.5, “Financial Ratios”, immediately following Section 1.4, “Terms Generally”:

Section 1.5 Financial Ratios. For purposes of calculating Consolidated EBITDAR and Consolidated EBITR of the Borrower and its

Subsidiaries for any period, (i) the Consolidated EBITDAR and Consolidated EBITR of any Person acquired by the Borrower or its Subsidiaries during such period, including, without limitation, pursuant to the Century Acquisition, shall be included on a Pro Forma Basis for such period if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity for the period in respect of which Consolidated EBITDAR and Consolidated EBITR are to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent and (ii) the Consolidated EBITDAR and Consolidated EBITR of any Person that is no longer a Subsidiary on the last day of such period shall be excluded for such period (assuming the consummation of such disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period). The Administrative Agent and the Required Lenders specifically acknowledge the receipt of and approve the consolidated balance sheet and the related consolidated statements of income and stockholders’ equity of Century.

(d) Article IV of the Credit Agreement is hereby amended by inserting the following Section 4.16, “Subordination of Subordinated Debt”, and Section 4.17, “Funded Debt” immediately following Section 4.15, “Insolvency”:

Section 4.16 Subordination of Subordinated Debt. This Agreement, and all amendments, modifications, extensions, renewals, refinancings and refundings hereof, constitute a “Senior Agreement” within the meaning of the Senior Term Loan Documents; and the Revolving Loans and all other Obligations of the Borrower to the Lenders and the Administrative Agent under this Agreement, the Notes and all other Loan Documents, and all amendments, modifications, extensions, renewals, refundings or refinancings of any of the foregoing constitute “Senior Indebtedness” of the Borrower within the meaning of the Senior Term Loan Documents, and the holders thereof from time to time shall be entitled to all of the rights of a holder of “Senior Indebtedness” pursuant to the Senior Term Loan Documents.

Section 4.17 Funded Debt. No default or event of default shall have occurred and be continuing under and as defined in the Note Purchase Agreements and consolidated funded debt (as defined in the Note Purchase Agreements) of the Borrower and its Subsidiaries is less than or equal to 60% of consolidated total capitalization (as defined in the Note Purchase Agreements) of the Borrower and its Subsidiaries.

(e) Section 2.9, “Interest Elections”, of the Credit Agreement is hereby amended by adding the following sentence to the end of subsection (b) thereof.

At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed ten.

(f) Article V, “Affirmative Covenants”, of the Credit Agreement is hereby amended by inserting the following Section 5.12, “Mandatory Repayment of Senior Term Loan and Senior Subordinated Term Loan,” immediately following Section 5.11, “Ownership of Subsidiary Loan Parties:”

Section 5.12. Mandatory Repayment of Senior Term Loan and Senior Subordinated Term Loan. The Borrower will, and will cause each of its Subsidiaries to, comply with the mandatory repayment provisions set forth in Section 2.13(b) of the Senior Term Loan Agreement, subject in all respects to Article XI of the Senior Term Loan Agreement.

(g) Section 6.1, “Leverage Ratio”, of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

Section 6.1 Leverage Ratio. Prior to the earlier of (i) the repayment in full of the Senior Term Loan, the Senior Subordinated Term Loan and all Permitted Subordinated Debt issued to refinance the Senior Term Loan or the Senior Subordinated Term Loan or (ii) December 31, 2004, the Borrower shall maintain at all times a Leverage Ratio of not greater than 0.60:1.00; thereafter, the Borrower shall maintain at all times a Leverage Ratio of not greater than 0.55:1.00.

(h) Article VI of the Credit Agreement, “Financial Covenants”, is hereby amended by inserting the following Section 6.5, “Maximum Total Funded Debt to Consolidated EBITDA Ratio”, Section 6.6, “Maximum Senior Funded Debt to Consolidated EBITDA Ratio”, and Section 6.7, “Minimum Interest Coverage Ratio”, immediately following Section 6.4, “Asset Coverage Ratio”:

Section 6.5 Maximum Consolidated Total Funded Debt to Consolidated EBITDA Ratio. Prior to January 31, 2005, the Borrower shall maintain at all times a Total Funded Debt to Consolidated EBITDA Ratio of not greater than 4.75:1.00; thereafter, the Borrower shall maintain at all times a Total Funded Debt to Consolidated EBITDA Ratio of not greater than 3.75:1.00; provided, however, after the Senior Term Loan, the Senior Subordinated Term Loan and all Permitted Subordinated Debt issued to refinance the Senior Term Loan or the Senior Subordinated Term Loan are refinanced in full with the proceeds of a Refinancing Equity Issuance, this Section 6.5 shall cease to apply.

Section 6.6 Maximum Senior Funded Debt to Consolidated EBITDA Ratio. Commencing on June 30, 2004, the Borrower shall maintain at all times a Senior Funded Debt to Consolidated EBITDA Ratio of not greater than 3.50:1.00; provided, however, after the Senior Term Loan, the Senior Subordinated Term Loan and all Permitted Subordinated Debt issued to refinance the Senior Term Loan or the Senior Subordinated Term Loan are refinanced in full with the proceeds of a Refinancing Equity Issuance, this Section 6.6 shall cease to apply.

Section 6.7 Minimum Interest Coverage Ratio. The Borrower shall maintain at all times an Interest Coverage Ratio of not less than (i) 3.00:1.00 at all times prior to the Subordination Event and (ii) a less restrictive level for the period from and after the Subordination Event to be determined by the Administrative Agent and the Required Lenders prior to the Subordination Event; provided, however, after the Senior Term Loan, the Senior Subordinated Term Loan and all Permitted Subordinated Debt issued to refinance the Senior Term Loan or the Senior Subordinated Term Loan are refinanced in full with the proceeds of a Refinancing Equity Issuance, this Section 6.7 shall cease to apply.

(i) Section 7.1, “Indebtedness and Preferred Equity”, of the Credit Agreement is hereby amended by deleting the word “and” at the end of subsection (i) thereof, by replacing the period at the end of subsection (j) thereof with “; and” and by inserting the following subsection (k) immediately following subsection (j):

(k) prior to June 30, 2004, the Senior Term Loan in a principal amount not to exceed $250,000,000, less any principal repayments thereof.

(j) Section 7.4, “Investments, Loans, Etc.”, of the Credit Agreement is hereby amended by deleting the word “and” at the end of subsection (g) thereof, by replacing the period at the end of subsection (h) thereof with “; and” and by inserting the following subsection (i) immediately following subsection (h):

(i) the Century Acquisition.

(k) Section 7.4, “Investments, Loans, Etc.”, of the Credit Agreement is further amended by inserting the following paragraph at the end thereof:

Notwithstanding anything to the contrary contained herein, prior to the earlier of the Subordination Event or the repayment in full of the Senior Term Loan, the Borrower will not, and will not permit any of its Subsidiaries to, make Investments as to which the consideration, in the aggregate, for all such Investments consummated after the Amendment No. 1 Closing Date, shall exceed $30,000,000 in cash plus $100,000,000 in equity and other consideration.

(l) Section 7.5, “Restricted Payments”, of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

Section 7.5 Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary Loan Party, (iii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any payments made for the repurchase of outstanding capital stock of the Borrower made since January 31, 2003 in an aggregate amount at any time not to exceed $60,000,000; (iv) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, cash dividends and distributions paid on, and cash redemptions of, the common stock of the Borrower; provided, that (a) prior to the earlier of the Subordination Event or the repayment in full of the Senior Term Loan, the aggregate amount of all such Restricted Payments made by the Borrower under clauses (i) through (iv) in this Section 7.5 in any Fiscal Year does not exceed (A) 50% of Consolidated Net Income (or, in an event of a loss, minus 100% of Net Income) earned during the Borrower’s Fiscal Year commencing on January 31, 2003 and each Fiscal Year thereafter (such period to be treated as one accounting period) and (b) thereafter, the aggregate amount of all such Restricted Payments made by the Borrower under clauses (i) through (iv) in this Section 7.5 in any Fiscal Year does not exceed (A) 50% of Consolidated Net Income (or, in an event of a loss, minus 100% of Net Income) earned during the Borrower’s Fiscal Year commencing on January 30, 1999 and each Fiscal Year thereafter (such period to be treated as one accounting period) and (v) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and the Borrower has delivered a compliance certificate to the Administrative Agent demonstrating pro forma compliance with the financial covenants contained in Article VI, prepayment of the Senior Subordinated Term Loan from the proceeds of a Refinancing Equity Issuance or a public debt issuance.

(m) Section 7.8, “Restrictive Agreements”, of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

Section 7.8 Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (v) the foregoing restrictions shall not apply to restrictions on any Securitization Subsidiaries contained in the documents governing any Securitization Transaction and (vi) the foregoing restrictions shall not apply to restrictions and covenants contained in the Senior Term Loan Documents consistent with the terms of this Agreement provided that such restrictions and covenants are no more restrictive or burdensome than the restrictions and covenants contained in this Agreement.

(n) Section 7.9, “Sale and Leaseback Transactions”, of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

Section 7.9 Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except (i) with respect to the Orlando, Florida and Miami, Florida properties that, as of the Closing Date, are subject to Liens noted on Schedule 7.2 and (ii) other property to the extent that the aggregate fair market value of all such other property sold and leased back pursuant to this clause (ii) does not exceed $40,000,000 at any one time.

(o) Section 7.12, “Optional Prepayments”, of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

Section 7.12 Optional Prepayments. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, prepay,

purchase, redeem, retire, defease or otherwise acquire, or make any optional payment on account of any principal of, interest on, or premium payable in connection with the optional prepayment, redemption or retirement of, any of its Indebtedness, or give a notice of redemption with respect to any such Indebtedness, or make any payment in violation of the subordination provisions of any Permitted Subordinated Debt, except with respect to (i) the Obligations under this Agreement and the Notes, (ii) prepayments of Indebtedness outstanding pursuant to revolving credit, overdraft and line of credit facilities permitted pursuant to Section 7.1, (iii) so long as no Default or Event of Default has occurred and is continuing, intercompany loans made or outstanding pursuant to Section 7.1, (iv) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, prepayment of the Senior Term Loan and the Senior Subordinated Term Loan from the proceeds of a Refinancing Equity Issuance or the issuance of Permitted Subordinated Debt and (v) mandatory repayments required pursuant to Section 2.13 of the Senior Term Loan Agreement, but subject to the subordination provision contained in Article XI thereof after the Subordination Event.

(p) Section 7.13, “Actions under Certain Documents”, of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

Section 7.13 Actions Under Certain Documents.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, without the prior written consent of the Administrative Agent, (a) modify, amend, cancel or rescind (i) the certificate or articles of incorporation, bylaws or other organizational documents or (ii) any agreements or documents evidencing or governing Permitted Subordinated Debt except for repayments or refinancings of the Senior Subordinated Term Loan as specifically permitted hereunder or (b) make demand of payment or accept payment on any intercompany Indebtedness permitted by Section 7.1, except that with respect to such intercompany Indebtedness, (i) current interest accrued thereon as of the date of this Agreement and all interest subsequently accruing thereon (whether or not paid currently) may be paid unless a Default or Event of Default has occurred and is continuing and (ii) the Borrower and its Subsidiaries may demand and accept payment on any intercompany Indebtedness owed by a Securitization Subsidiary to the Borrower or such Subsidiary.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, modify or amend the Senior Term Loan Documents, prior to the Subordination Event, which modification or amendment is more restrictive on the Borrower or its Subsidiaries, without entering into a comparable modification or amendment to this Agreement.

(q) Section 8.1, “Events of Default”, of the Credit Agreement is hereby amended by inserting the following subsection (q) and (r) immediately following subsection (p):

(q) All or any portion of the Senior Term Loan, the Senior Subordinated Term Loan or any Indebtedness refinancing the foregoing with a maturity date on or before June 25, 2007 remains outstanding on November 30, 2004.

(r) any default or event of default (after giving effect to any grace period) shall have occurred and be continuing under the Senior Term Loan Documents or any Senior Term Loan Document shall cease to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of any party thereto, or any Obligations fail to constitute “Senior Indebtedness” for purposes of the Senior Term Loan Documents, or all or any part of the Senior Term Loan, Senior Subordinated Term Loan or any Permitted Subordinated Debt is accelerated, is declared to be due and payable is required to be prepaid or redeemed, in each case prior to the stated maturity thereof.

2. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received (i) all fees required pursuant to that certain Fee Letter dated as of November 18, 2003, among SunTrust Capital Markets, Inc., the Administrative Agent and the Borrower, (ii) such other fees as the Borrower has previously agreed to pay the Administrative Agent or any of its affiliates in connection with this Amendment, (iii) reimbursement or payment of its costs and expenses incurred in connection with this Amendment, the transactions contemplated hereby or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent), and (iv) each of the following conditions shall have been satisfied:

(a) the Borrower, each of the Subsidiary Loan Parties and the Lenders shall have executed and delivered counterparts to this Amendment to the Administrative Agent;

(b) Each of Hughes MRO, LP, Century Maintenance, L.P., Century Maintenance (Houston), L.P. and Century Maintenance Supply – S. Cal., Inc. shall have executed and delivered a Subsidiary Guaranty Supplement and an Indemnity and Contribution Agreement Supplement, each in form and substance satisfactory to the Administrative Agent;

(c) the Administrative Agent shall have received certified articles of formation (or equivalent constitutive documents), good standing certificates and certified copies of other organizational documents, including any partnership agreements, and closing certificates (including an incumbency certification) for Hughes MRO, LP, Century Maintenance, L.P., Century Maintenance (Houston), L.P., and Century Maintenance Supply – S. Cal., Inc.;

(d) the Administrative Agent shall have received certified copies of authorizing resolutions of board of directors (or other equivalent governing body) for the Borrower, each Subsidiary Guarantor, Hughes MRO, LP, Century Maintenance, L.P., Century Maintenance (Houston), L.P. and Century Maintenance Supply – S. Cal., Inc.;

(e) the Administrative Agent shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its Subsidiaries and (ii) delivered to the Borrower by counsel to Century, accompanied by reliance letters in favor of the Administrative Agent and the Lenders ) as it may reasonably request;

(f) the sources and uses of funds for the Century Acquisition shall be satisfactory to the Administrative Agent and the Required Lenders (provided, that the aggregate purchase price shall not exceed $370,000,000 (including fees and expenses not exceeding $10,000,000 in the aggregate)). The Administrative Agent and the Required Lenders shall be satisfied that the structure, terms and conditions of the Century Acquisition are substantially similar to the structure, terms and conditions in the sale and purchase agreement for the Century Acquisition delivered to the Administrative Agent and the Lenders prior to the date hereof; the Administrative Agent shall have received certified copies of all documents (including all schedules and exhibits thereto) relating to the Century Acquisition, which documentation shall be in form and substance satisfactory to the Required Lenders. The Administrative Agent shall have received satisfactory evidence that all conditions precedent to the Century Acquisition, other than the funding of the purchase price, have been satisfied;

(g) the Administrative Agent shall have received satisfactory evidence that all material (as reasonably determined by the Administrative Agent) governmental and other third party consents, approvals, authorizations, registrations or filings necessary or, in the discretion of the Administrative Agent, reasonably advisable in connection with the Century Acquisition, the Credit Agreement, the Senior Term Loan Documents and the continuing operations of the Borrower, the Borrower’s Subsidiaries, Century and Century’s Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Century Acquisition or the financing thereof. No consent decree regarding the Credit Agreement, the Senior Term Loan Documents or the Century Acquisition shall be in effect on the Amendment No. 1 Closing Date;

(h) there shall not exist (pro forma for the Century Acquisition and the financing thereof) any Default or Event of Default under the Credit Agreement, the Senior Term Loan Documents or under any other material indebtedness or agreement of the Borrower or Century;

(i) there shall not have occurred or become known to the Administrative Agent or the Required Lenders any event, development or circumstance since January 31, 2003 that has caused or could reasonably be expected to cause a Material Adverse Effect;

(j) the Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower which shall certify as to the solvency of the Borrower and its Subsidiaries after giving effect to the Century Acquisition, the Senior Term Loan Documents and the other transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent; and

(k) the Administrative Agent shall have received such other certificates, documents and agreements with respect to the Borrower, the Subsidiary Loan Parties, Century and the Century Acquisition as the Administrative Agent and the Lenders may reasonably request.

3. Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent that:

(a) The execution, delivery and performance by such Loan Party of this Amendment (i) are within such Loan Party’s power and authority; (ii) have been duly authorized by all necessary corporate, shareholder or similar action; (iii) are not in contravention of any provision of such Loan Party’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Loan Party or any of its Subsidiaries is a party or by which such Loan Party or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Loan Party or any of its Subsidiaries; and (vii) do not require the consent or approval of any Governmental Authority or any other person;

(b) This Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general;

(c) After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof; and

(d) After receipt of a Subsidiary Guaranty Supplement and an Indemnity and Contribution Agreement Supplement from each of Hughes MRO, LP, Century

Maintenance, L.P., Century Maintenance (Houston), L.P. and Century Maintenance Supply – S. Cal., Inc. as required in Section 2(b) hereof and the consummation of the Century Acquisition, each Material Subsidiary shall be a Subsidiary Loan Party and the aggregate revenue or assets (on a non-consolidated basis) of the Subsidiary Loan Parties shall be equal to, or in excess of, the Aggregate Subsidiary Threshold.

4. Reaffirmations of Guaranty. Each Subsidiary Guarantor consents to the execution and delivery by the Borrower of this Amendment, together with all other actions taken by the Borrower in connection with the Credit Agreement prior to the date hereof, and jointly and severally ratify and confirm the terms of the Subsidiary Guaranty Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby or thereby and all promissory notes issued thereunder. Each Subsidiary Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Lenders or any other obligation of the Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrower, the Subsidiary Guaranty Agreement (i) is and shall continue to be a primary obligation of the Subsidiary Guarantors, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Subsidiary Guarantors under the Subsidiary Guaranty Agreement.

5. Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Georgia and all applicable federal laws of the United States of America.

7. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

8. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

9. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

10. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

11. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower and the Subsidiary Guarantors, by their respective authorized officers as of the day and year first above written.

BORROWER:

HUGHES SUPPLY, INC.

By:	/s/David Bearman	L.S.
David Bearman
Executive Vice President and Chief Financial
Officer

SUBSIDIARY GUARANTORS:

CAROLINA PUMP & SUPPLY CORP.
DOUGLAS LEONHARDT & ASSOCIATES, INC.
ELECTRIC LABORATORIES AND SALES
CORPORATION
GILLELAND CONCRETE PRODUCTS, INC.
HSI ACQUISITION CORPORATION
HSI FUSION SERVICES, INC.
HSI INDIANA, LLC
HSI NORTH CAROLINA, LLC
HUGHES AVIATION, INC.
HUGHES MRO, INC. (f/k/a Chad Supply, Inc.)
HUGHES SUPPLY SHARED SERVICES, INC.
HUGHES SUPPLY (CA), LLC
HUGHES SUPPLY (VA), INC.
HUGHES WATER & SEWER COMPANY
JUNO INDUSTRIES, INC.
KAMEN SUPPLY COMPANY, INC.
KINGSTON PIPE INDUSTRIES, INC.
METALS INCORPORATED
METALS, INC. - GULF COAST DIVISION
MILLS & LUPTON SUPPLY COMPANY
MOORE ELECTRIC SUPPLY, INC.
MOUNTAIN COUNTRY SUPPLY, INC.
NATIONAL POWERX, INC.
OLANDER & BROPHY, INCORPORATED
ONE-STOP SUPPLY, INC.
PAINE SUPPLY OF JACKSON, INC.
PANHANDLE PIPE AND SUPPLY CO., INC.
REACTION SUPPLY CORPORATION
SCOTT-PARISH ELECTRICAL SUPPLY COMPANY
SHRADER HOLDING COMPANY, INC.
STAINLESS TUBULAR PRODUCTS, INC.
USCO INCORPORATED
U.S. FUSION SERVICES, INC.
UTILISERVE, INC.
WATERWORKS SALES COMPANY
WCC MERGER CORPORATION

By:	/s/David Bearman
David Bearman
Treasurer

L & T OF DELAWARE, INC.
SWS ACQUISITION, LLC
SWS FUNDING, LLC
HSI FUNDING, LLC
HSI HOLDINGS, INC.
HSI IP, INC.

By:	/s/Carl E. Gillert
Carl E. Gillert
Assistant Treasurer

Z & L ACQUISITION CORP.

By:	/s/David Bearman
David Bearman
Treasurer

SOUTHWEST STAINLESS, L.P.
HUGHES MRO, LP

By:	Z&L ACQUISITION CORP.,
Its General Partner

	By:	/s/David Bearman
David Bearman
Treasurer

CENTURY MAINTENANCE, L.P.,

By:	CENTURY MAINTENANCE
MANAGEMENT, LLC
Its General Partner

	By:	/s/David Bearman
David Bearman
Manager

CENTURY MAINTENANCE (HOUSTON), L.P.

By:	CENTURY MAINTENANCE
MANAGEMENT, LLC
Its General Partner

	By:	/s/David Bearman
David Bearman
Manager

CENTURY MAINTENANCE SUPPLY – S. CAL., INC.

By:	/s/David Bearman
David Bearman
Vice President

LENDERS:

SUNTRUST BANK, as Administrative Agent, Issuing Bank, Swingline Lender and as a Lender

By:	/s/Kimberly Evans
Name:	Kimberly Evans
Title:	Director

WACHOVIA BANK, N.A.,
as Syndication Agent and as a Lender

By:	/s/David L. Driggers
Name:	David L. Driggers
Title:	Managing Director

SOUTHTRUST BANK,
as Documentation Agent and as a Lender

By	/s/Todd H. Banes
Name:	Todd H. Banes
Title:	Group Vice President

BANK OF AMERICA, N.A.,
as a Lender

By	/s/Brian K. Kerney
Name:	Brian K. Kerney
Title:	Sr. Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By	/s/Luke McElhinny
Name:	Luke McElhinny
Title:	Assistant Vice President

THE FIFTH THIRD BANK,
as a Lender

By	/s/Addy Buschle
Name:	Addy Buschle
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/Alex Idichandy
Name:	Alex Idichandy
Title:	Vice President

By	/s/William J. Darby
Name:	William J. Darby
Title:	Vice President

US BANK, NATIONAL ASSOCIATION,
as a Lender

By	/s/Richard J. Popp
Name:	Richard J. Popp
Title:	Vice President

ISRAEL DISCOUNT BANK OF NEW YORK,
as a Lender

By	/s/Roberto R. Muñoz
Name:	Roberto R. Muñoz
Title:	Senior Vice President
Chief Lending Officer for Florida

By	/s/David Keinan
Name:	David Keinan
Title:	Senior Vice President
Regional Manager for Florida

BNP PARIBAS, as a Lender

By	/s/Angela Arnold
Name:	Angela Arnold
Title:	Vice President

By	/s/Aurora Abella
Name:	Aurora Abella
Title:	Vice President

COMMERCEBANK, N.A., as a Lender

By	/s/Alan L. Hills
Name:	Alan L. Hills
Title:	Vice President